UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2021

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9390	95-2698708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9357 Spectrum Center Blvd, San Diego, CA 92123
(Address of principal executive offices) (Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JACK	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Operating Officer

On May 11, 2021, Jack in the Box Inc. (the “Company”) appointed Mr. Tony Darden to serve as the Company’s Senior Vice President, Chief Operating Officer (“COO”), effective upon his first day of employment with the Company estimated to be on June 7, 2021 (the “COO Start Date”).

Mr. Darden, age 50, most recently served as the President of Mooyah, LLC, a privately held American fast casual hamburger restaurant chain headquartered in Plano, TX with approximately 100 locations across 22 U.S. states and seven locations internationally across Bahrain, Canada, Oman, and Qatar, from April 2019 until June 2021.  Prior to that, from May 2017 until April 2019, Mr. Darden served as the Chief Operating Officer Taco Bueno Restaurants, L.P. (“Taco Bueno”), a privately held quick serve restaurant chain headquartered in Farmers Branch, TX that operates approximately 130 Tex-Mex style restaurants throughout the American South and Southwest. Through its acquisition of Taco Bueno, from December2018 until April 2019, Mr. Darden also served as the Chief Operating Officer of Sun Holdings, Inc., a multi-concept franchisee based in Dallas, TX which owns and operates over 950 restaurants across eight states among different brands including Arby’s, Burger King, CiCi’s Pizza, Golden Corral, Krispy Kreme, Popeyes, and Taco Bueno. From February 2011 to May 2017, he served as the Vice President of Operation of Panera, LLC, an American chain store of bakery-café casual restaurants with over 2,000 locations across the United States and Canada. Mr. Darden received his Bachelor of Arts, Interpersonal Communications from Azusa Pacific University.

On May 11, 2021, the Company entered into an offer letter (the “Offer Letter”) with Mr. Darden with respect to his employment as COO. The Offer Letter provides for Mr. Darden to receive: (a) an annual base salary of $400,000; (b) a one-time cash bonus of $100,000, payable within two weeks from the COO Start Date, and which is required to be repaid in the event of his resignation or termination with Cause within one year after the COO Start Date; and (c) a one-time new hire grant of restricted stock units (RSUs) with the number of shares equal to $100,000 divided by the Company’s 60-day average stock price ending on the date of grant and subject to a four-year vesting schedule at 25% per year, with 50% of the after-tax net shares subject to a holding requirement until termination of service.

The Offer Letter also provides that Mr. Darden will be eligible for (a) an annual incentive bonus under the Company’s Annual Performance Incentive Plan with a target incentive potential of 50% of base salary, payable as a lump sum cash payment, and based on attainment of Company performance targets to be set by the Board of Directors, which for fiscal year 2021 shall be prorated based on Mr. Darden’s time of service; (b) an annual equity award beginning fiscal year 2022 under the Company’s Long-Term Incentive Plan (annual grants anticipated to be granted in November or December of each year) with an expected target value of $400,000 at grant, which may be awarded in the form of any combination of the following: i) performance share units (PSUs), ii) restricted stock units (RSUs), and/or iii) stock options – with fifty percent of the after-tax net shares resulting from the vesting of PSUs and RSUs subject to a holding requirement until termination of service; and (c) participation in (i) the Jack in the Box Inc. Severance Plan for Executive Officers, described in the Company’s Current Report on Form 8-K filed March 4, 2020, and (ii) the Company’s Compensation and Benefits Assurance Agreement for Executives, which will provide for benefits for the COO position at 1.5x multiple of salary/bonus and 18 months COBRA coverage. Equity grants are subject to a stock ownership requirement equal to 1.5x annual salary to be achieved within five years from the COO Start Date. Mr. Darden will also be entitled to relocation assistance, including reimbursement for moving expenses, consistent with the Company’s relocation policy.

There are no arrangements or understandings with any other person pursuant to which Mr. Darden was appointed as the Company’s COO, and there are no family relationships between Mr. Darden and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Darden and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On May 17, 2021, the Company issued a press release announcing Mr. Darden’s appointment, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1. In addition, a copy of the Offer Letter is filed with this report as Exhibit 99.2. The foregoing description of the terms of the Offer Letter is a summary of select terms, is not complete, and is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Press Release of Jack in the Box Inc., dated May 17, 2021
99.2	Offer Letter by and between Tony Darden and Jack in the Box Inc., dated May 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

Date: May 17, 2021	/s/ Darin Harris
Darin Harris
Chief Executive Officer